DocuSign Envelope ID: BA156AE8-B63B-464B-B764-4F164081734C

AMENDMENT TO LEASE AGREEMENT

This AMENDMENT TO LEASE AGREEMENT (**"Amendment"**), dated as of the 5th day of May, 2022 (for purposes of this Amendment, the **"Execution Date"**), is entered into between Metro Star LLC, a California limited liability company, and Star Alliance LLC, a California limited liability company, as tenants in common (collectively, **"Lessor"**), Flore Flora LLC dba Flore, a California limited liability company (**"Tenant"**), and Hightimes Holding Corp., a Delaware corporation (**"Hightimes"** and, together with Landlord and Tenant, collectively referred to herein as the **"Parties"**).

Triple 5.5 PH

WHEREAS, Landlord and Tenant entered into that certain Standard Industrial/Commercial Single-Tenant Lease 3 Net, dated as of April 5, 2019, as supplemented by that certain addendum thereto, dated April 5, 2019, relating to certain premises located at 1201, 1205 & 1209 N. La Brea Avenue, West Hollywood, CA 90038, as more particularly described therein (collectively, the **"Lease"**);

WHEREAS, Hightimes and The Mezz La Brea LLC, a California limited liability company and the sole member of Tenant (**"TMLB"**), are negotiating a definitive Membership Interest Purchase Agreement whereby Hightimes would purchase 100% of the membership interests in TMLB and, thereby, the indirect parent of Tenant (the **"Purchase Agreement"**);

WHEREAS, as of the date hereof, Tenant owes Lessor $1,073,727.00 in accrued but unpaid liabilities under the Lease (the **"Back Rent"**);

WHEREAS, as a condition precedent to the execution by Hightimes and TMLB of the Purchase Agreement, the Parties must enter into this Amendment to settle the Back Rent and agree to certain terms and conditions with respect to the Lease;

WHEREAS, the Parties have agreed to amend the Lease upon the terms and conditions hereinafter described, contingent upon the execution and delivery by Hightimes and the members of TMLB of the Purchase Agreement (the date of such execution, the **"Effective Date"**); and

WHEREAS, all capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Lease.

NOW, THEREFORE, for good and valuable consideration paid by Tenant and Hightimes to Landlord and the mutual covenants, terms, and conditions, set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend the Lease on the terms hereof as of the Effective Date as follows:

1. <u>Back Rent</u>. The Parties acknowledge and agree that Hightimes shall pay to Lessor, in full and complete satisfaction of the Back Rent and any and all claims in respect of any outstanding balances or obligations due and owing by Tenant under the Lease through the date hereof, $200,000 in cash by wire transfer of immediately available funds to an account designated in advance by Lessor, promptly following the Effective Date (the "**Back Rent Settlement Amount**")

Lessor Initials:

Tenant Initials: PH

Hightimes Initials: PH

2. Contingent Effectiveness. This Amendment is contingent upon the execution and delivery of the Purchase Agreement by Hightimes and the members of TMLB no later than ten (10) business days following the execution hereof. In the event that the Purchase Agreement is not executed by Hightimes and the members of TMLB by such date, this Amendment shall be null and void, shall have no further force and effect and shall not be binding on the Parties.

3. Security Deposit; First Month's Rent. Promptly following the Effective Date, Hightimes shall pay, or shall cause Tenant to pay to Lessor, together with the Back Rent Settlement Amount, a security deposit of $126,624.00 which shall be treated as a "Security Deposit" for all purposes under the Lease, plus $42,208.00 ($38,245.00 base rent and $3,963.00 NNN) as rent for the month of May, for a total payment amount, together with the Back Rent Settlement Amount, of $368,832.00.

4. No Default. Landlord and Tenant hereby affirm that, as of the Effective Date, no Breach, Default, or other act, error, or omission which, with the giving of notice or passage of time or both, would constitute a Breach or Default by either party has occurred and is continuing under the Lease.

5. Affirmation of Lease Terms. Except as modified by this Amendment, Landlord and Tenant hereby ratify the Lease and agree that the Lease shall remain unchanged and shall continue in full force and effect. In the event there is any conflict between the terms of the Lease and the terms set forth in this Amendment, the terms specifically set out in this Amendment shall control. From and after the Effective Date, any and all references to "the Lease" or "this Lease" in the Lease shall mean the Lease as modified by this Amendment.

6. Mutual Authorization Representation. Each of Landlord and Tenant hereby represent and warrant to each other that: (a) this Amendment (and each term and provision hereof) has been duly and appropriately authorized by such party through proper written corporate action and approval; and (b) no additional consent, agreement, or approval is required with respect hereto.

7. Miscellaneous.

(a) Entire Agreement. This Amendment contains the entire understanding between the Parties with respect to the matters being amended as contained herein.

(b) Amendment and Modification. This Amendment may not be changed or modified orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, or modification is sought.

(c) Further Assurances. Each of the Parties shall deliver to the other any further instruments or documents which may be reasonably required to establish to the satisfaction of the other party that it has agreed to be bound by and become liable under the terms and conditions of the Lease and this Amendment.

8. Memorandum of Lease. Landlord and Tenant agree that a Memorandum of Lease reflecting the terms in this Amendment shall be recorded.

Lessor Initials:

Tenant Initials: DS PH

Hightimes Initials: DS PH

[*Signature page follows*]

BLANK Page

Lessor Initials: SO S.J.

Tenant Initials: PH

Hightimes Initials: PH

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date written above.

LESSOR:

METRO STAR, LLC,
a California limited liability company

By:______________________________
Name: Saeed C. Jamalzadeh
Title: Sole Member

STAR ALLIANCE, LLC,
a California limited liability company

By:______________________________
Name: Saeed C. Jamalzadeh
Title: Sole Member

TENANT:

FLORE FLORA, LLC,
a California limited liability company

DocuSigned by:
By: Paul Henderson
006E0D0528A84AF...
Name: Paul Henderson
Title: President

HIGHTIMES:

HIGHTIMES HOLDING CORP.,
a Delaware corporation

DocuSigned by:
By: Paul Henderson
006E0D0528A84AF...
Name: Paul Henderson
Title: Chief Executive Officer

Lessor Initials: S.J. S.J.

Tenant Initials: DS PH

Hightimes Initials: DS PH